                                                                           EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com , +1.212.640.6348
Rick Petrino, richard.petrino@aexp.com, +1.212.640.5574

AMERICAN EXPRESS PLANS TO INCREASE QUARTERLY DIVIDEND BY 13 PERCENT

AND BUY BACK UP TO $4.4 BILLION OF COMMON SHARES IN 2014

New York – March 26, 2014 - American Express Company (NYSE: AXP) said today that the Board of Governors of the Federal Reserve System did not object to its capital plan submitted on January 6, 2014 as part of the 2014 Comprehensive Capital Analysis and Review (CCAR). The plan included:

•	increasing the Company’s quarterly dividend to 26 cents per share beginning with the second quarter 2014 dividend declaration, subject to approval by the Company’s board of directors;

•	repurchasing up to $4.4 billion of common shares during 2014 and up to an additional $1.0 billion in the first quarter of 2015.
Repurchase of common shares will be pursuant to the share repurchase program previously authorized by the Company’s board of directors on March 25, 2013. The timing and amount of common shares purchased will be in accordance with the Company’s capital plan and will depend on various factors, including the Company’s business plans, financial performance and market conditions.

As previously disclosed, the Company aims to return, on average and over time, approximately 50 percent of the capital it generates to shareholders in the form of dividends and share buybacks.

Given its strong capital ratios, relatively low levels of acquisitions, and a spend-centric business model that generates modest balance sheet growth, the Company has been able to return substantially more than the 50 percent target over the last two years.

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As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company has also published today a summary of the results of the Company-run stress tests performed under the Federal Reserve’s severely adverse scenario. These disclosures do not reflect the 2014 capital plan described above, but reflect certain assumptions and capital actions as required under the Federal Reserve’s rules.

The results are available on the Company’s Investor Relations site at ir.americanexpress.com.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expected business and financial performance and are subject to risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements.